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                                 MONETTA TRUST

                            Subscription Agreement
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     1.   Subscription for Shares.  We agree to purchase from Monetta Trust (the
"Trust") 100 shares of beneficial interest of the series designated Monetta Mid-Cap Equity Fund for a price of $10.00 per share, 100 shares of beneficial interest of the series designated Monetta Intermediate Bond Fund for a price of $10.00 per share, and 98,000 shares of beneficial interest of the series designated Monetta Government Money Market Fund for a price of $1.00 per share, on the terms and conditions set forth herein and in the preliminary prospectus described below, and agree to tender $100,000 in payment therefor at such time as the board of trustees or the president of the Trust determines.

     We understand that the Trust has filed a registration statement wit the Securities and Exchange Commission (No. 33-54822) on Form N-1A, which contains the preliminary prospectus describing the Trust, each of the Funds and the shares. We acknowledge receipt of a copy of the preliminary prospectus.

     We recognize that the Trust will not be fully operational until it commences a public offering of its shares. Accordingly, a number of features of the Trust described in the preliminary prospectus, including redemption of shares upon request of shareholders, will not be available until the Trust's registration statement becomes effective under the Securities Act of 1933.

     2.   Representations and Warranties.  We represent and warrant as follows:

          (a) We are aware that no federal or state agency has made any finding or determination as to the fairness for investment, nor any recommendation nor endorsement, of the shares;

          (b) We have such knowledge and experience of financial and business matters as will enable us to utilize the information made available to us in connection with the offering of the shares to evaluate the merits and risks of the prospective investment and to make an informed investment decision;

          (c) We recognize that the Trust has only recently been organized, that the Funds have no financial or operating history and, further, that investments in the Funds involve certain risks, and we have taken full cognizance of and understand all of the risks related to the purchase of the shares and we acknowledge that we have suitable financial resources and anticipated income to bear the economic risks of such an investment;

          (d) We are purchasing the shares for our own account, for investment, and not with any intention of redemption, distribution, or resale of the shares, either in whole or in part;

          (e) We will not sell the shares purchased by us without registration of them under the Securities Act of 1933 or exemption therefore;

          (f) We have been furnished with and have read this agreement, the preliminary prospectus and such other documents relating to the Funds and the Trust as we have requested and as have been provided to us by the Trust; and

          (g) We have also had the opportunity to ask questions of, and receive answers from, officers of the Trust concerning the Trust and the terms of the offering.

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     3.   Rejection of Subscriptions.  We recognize that the Trust reserves the right to reject or limit any subscription.

     4. Taxpayer Identification. We certify under penalties of perjury that the number shown on this form is our correct taxpayer identification number and that we are not subject to backup withholding as a result of a failure to report all interest and dividend income to the Internal Revenue Service.


Dated:  January 13, 1993


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                                      Taxpayer Identification Number


                                      MONETTA FINANCIAL SERVICES, INC.

                                      By:   /s/ Robert S. Bacarella
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